EXHIBIT 16(a)






August 13, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

     We have read the statements made by Entergy Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 13, 2001. We agree with the statements concerning our Firm in such Form 8-K.


Very Truly Yours,



/s/ PricewaterhouseCoopers LLP